As filed with the Securities and Exchange Commission on June 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIT DIGITAL, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

33 Irving Place, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

2021 Omnibus Equity Incentive Plan

(Full title of the plan)

Elliot H. Lutzker, Esq.

Davidoff Hutcher & Citron LLP

605 3rd Avenue, 34th Floor

New York, New York 10158

(Name and address of agent for service)

(212) 557-7200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” a “smaller reporting company” or an “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary Shares, $.01 par value	2,415,293	(1)(2)	$8.11	(4)	$19,588,026	$2,137.06

(1)	Represents an aggregate of 2,415,293 ordinary shares issuable upon exercise of stock options, restricted stock awards, or otherwise granted, or to be granted pursuant to the Bit Digital, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”).

(2)	Pursuant to Rule 416, includes an indeterminable number of ordinary shares which may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)	Any ordinary shares covered by an option or award granted under the Plan that is forfeited, canceled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) based upon the last sale price of the Registrant’s ordinary shares, as reported on the Nasdaq Capital Market on June 10, 2021.

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EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Bit Digital, Inc. (the “Company”) to register 2,415,293 ordinary shares under the Company’s Plan.

This Registration Statement contains two parts. The first part contains information required in the registration statement pursuant to Part I of Form S-8 with respect to ordinary shares issuable upon the exercise of stock options, or restricted stock awards (the “Awards”) made under the Plan subsequent to the date hereof. The second part contains a “reoffer” prospectus prepared in accordance with the requirements of Part I of Form S-3, which, pursuant to General Instruction C of Form S-8, may be used by certain persons, including officers and directors of the Company who are deemed to be affiliates of the Company, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), as well as by non-affiliate assignees holding restricted securities, as that term is defined in Rule 144 under the Securities Act, in connection with the reoffer and resale of ordinary shares of the Company received by such persons pursuant to the exercise of options or Awards granted under the Plan, which 2,415,293 ordinary shares are being registered herein. Awards for an aggregate of 271,530 ordinary shares have been granted to date under the Plan.

This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act. We are registering 2,415,293 ordinary shares pursuant to our Plan. The purpose of our Plan is to advance the interests of the Company and its stockholders by providing a means of attracting and retaining employees, corporate officers, non-employee directors and consultants employed or retained by the Company and its subsidiaries and affiliates.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The document containing the information specified in this Part I of this Form S-8 registration statement has been or will be sent or given to participants in the 2021 Omnibus Equity Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) promulgated by the SEC under the Securities Act. Such document(s) are not being filed with the SEC but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This registration statement relates to a maximum of 2,415,293 ordinary shares issuable pursuant to our Plan (the “Shares”).

Item 2.	Registrant Information and Employee Plan Annual Information

The documents incorporated by reference into this prospectus pursuant to Item 3 of Part II hereof are available without charge, upon written or oral request. The documents containing the information specified in this Item 2 will be sent or given to employees, officers or directors upon written or oral request, as specified by Rule 428(b) under the Securities Act. All requests shall be directed to Corporate Secretary, Bit Digital, Inc., 33 Irving Place, New York, NY 10003; (tel) (347) 328-3680. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

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REOFFER PROSPECTUS

BIT DIGITAL, INC.

2,415,293 ORDINARY SHARES

This prospectus relates to the reoffer and resale of 2,415,293 ordinary shares, par value $0.01 per share, of Bit Digital, Inc., a Cayman Islands company (“Bit Digital,” the “Company,” “we,” “us,” or “our”), that have been or will be acquired by certain persons (collectively referred to as the “Selling Securityholders”), including our officers and directors who are deemed to be our affiliates, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), holding restricted securities, as that term is defined in Rule 144 under the Securities Act, in connection with the reoffer and resale of ordinary shares of the Company received by such persons pursuant to the exercise of options to be granted under our 2021 Omnibus Equity Incentive Plan (the “Plan”).

The shares offered herby consist of 2,415,293 ordinary shares issued or issuable under the Plan.

Our ordinary shares are quoted on the Nasdaq Capital Market under the symbol “BTBT.” On June 10, 2021, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $8.11 per share.

The shares covered by this prospectus may be offered and sold from time to time directly by the Selling Securityholders of ordinary shares issued upon the exercise of options and/or restricted stock awards (the “Awards”) granted pursuant to the Plan or through brokers on the Nasdaq Capital Market, or otherwise, at the prices prevailing at the time of such sales. The net proceeds to the Selling Securityholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. We will pay all expenses of preparing and reproducing this prospectus but will not receive any of the proceeds from sales by any of the Selling Securityholders, but we will receive the exercise price upon exercise of the stock options. The Selling Securityholders and any broker-dealers, agents, or underwriters through whom the shares are sold, may be deemed “underwriters” within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation. See “Plan of Distribution.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OFFERED HEREBY INVOLVE A SUBSTANTIAL DEGREE OF RISK. SEE “RISK FACTORS” beginning on page 8 of this prospectus.

The date of this prospectus is June 11, 2021

No person is authorized to give any information or to make any representations other than those contained in this prospectus in connection with any offer to sell or sale of the securities to which this prospectus relates, and if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus, as well as information we have previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front of those documents.

AVAILABLE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any such reports, statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. Our public filings are also available from commercial document retrieval services and the Internet web site maintained by the SEC at http://www.sec.gov. In addition, our common stock is quoted on the Nasdaq Capital Market. Accordingly, our reports, statements and other information may be inspected at the offices of Nasdaq, One Liberty Plaza, 165 Broadway, New York, New York 10006.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this document. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

INCORPORATION OF documents BY REFERENCE

The following documents filed with the SEC are incorporated by reference in this prospectus:

(1)	Bit Digital’s Proxy Statement on Form 6-K filed with the SEC on April 7, 2021.

(2)	Bit Digital’s Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on March 30, 2021.

(3)	Bit Digital’s Quarterly Report on Form 6-K for the quarter ended March 31, 2021 filed with the SEC on May 6, 2021.

(4)	Bit Digital’s Report on Form 6-K for January 2021 filed with the SEC on January 12, 2021.

(5)	Bit Digital’s Report on Form 6-K for January 2021 filed with the SEC on January 19, 2021.

(6)	Bit Digital’s Report on Form 6-K for February 2021 filed with the SEC on February 3, 2021.

(7)	Bit Digital’s Report on Form 6-K for April 2021 filed with the SEC on April 1, 2021.

(8)	Bit Digital’s Report on Form 6-K for April 2021 filed with the SEC on April 2, 2021.

(9)	Bit Digital’s Report on Form 6-K for April 2021 filed with the SEC on April 26, 2021.

(10)	Bit Digital’s Report on Form 6-K for May 2021 filed with the SEC on May 18, 2021.

(11)	Bit Digital’s Report on Form 6-K for May 2021 filed with the SEC on May 27, 2021.

(12)	Bit Digital’s Report on Form 6-K for June 2021 filed with the SEC on June 8, 2021.

(13)	The description of our ordinary shares contained in Bit Digital’s Registration Statement on Form F-1 (No. 333-254060).

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

A copy of any and all of the information included in the documents that have been incorporated by reference in this prospectus (excluding exhibits thereto, unless such exhibits have been specifically incorporated by reference into the information which this prospectus incorporates) but which are not delivered with this prospectus will be provided by us without charge to any person to whom this prospectus is delivered, upon the oral or written request of such person. Written requests should be directed to Bit Digital, Inc., 33 Irving Place, New York, New York 10003, Attention: Corporate Secretary. Oral requests may be directed to the Secretary at (347) 328-3680.

Nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” for purposes of the safe harbor provisions provided by Section 27 of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that represent our beliefs, projections and predictions about future events. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, and the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, those factors discussed under the headings “Risk Factors” and elsewhere in this prospectus.

SUMMARY INFORMATION

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Each prospective investor is urged to read this prospectus and the documents incorporated herein by reference in their entirety. Investment in the securities offered hereby involves a high degree of risk. See “Risk Factors.”

All references to “we,” “us,” “our,” “Company,” “Registrant” or similar terms used in this prospectus refer to Bit Digital, Inc.(formerly known as Golden Bull Limited), a Cayman Islands exempted company (“Bit Digital”), including its consolidated subsidiaries, unless the context otherwise indicates. We currently conduct our business through, Bit Digital Hong Kong Limited, a Hong Kong company and our operating entity in China; Bit Digital U.S.A. Inc., a Delaware corporation, and our operating entity in the United States; and Bit Digital Canada, Inc., our operating entity in Canada.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau, “RMB” or “Renminbi” refers to the legal currency of China and “$”, “US$” or “U.S. Dollars” refers to the legal currency of the United States.

Our Business

On September 8, 2020, the Company entered into a certain share purchase agreement (the “Disposition SPA”) by and among a BVI company, Sharp Whale Limited (the “Purchaser”), Point Cattle Holding Limited (the “Subsidiary”) and Golden Bull Limited (now Bit Digital, Inc., the “Seller”). Pursuant to the Disposition SPA, the Purchaser agreed to purchase the Subsidiary in exchange for nominal consideration of $10.00 and other good and valuable consideration. The Board of Directors approved the transaction contemplated by the Disposition SPA (the “Disposition’). The closing of the Disposition occurred on September 8, 2020 and represented the Company’s complete disposition of the peer-to-peer lending business and focus onto the bitcoin mining business and its planned auto leasing business in the U.S.

Bit Digital is an emerging bitcoin mining company with operations in PRC, the United States and Canada. The Company commenced its mining operations in February 2020, following the suspension of its peer-to-peer lending business in October 2019. Our bitcoin mining operations, hosted by third party suppliers, uses specialized computers, known as miners, to generate bitcoins, a cryptocurrency. The miners use application specific integrated circuit (“ASIC”) chips. These chips enable the miners to apply greater computational power, or “hash rate’, to provide transaction verification services (known as solving a block”) which helps support the bitcoin blockchain. For every block added, the bitcoin blockchain awards a bitcoin award equal to a set number of bitcoins per block. These bitcoin awards are subject to “halving,” whereby the bitcoin award per block is reduced by half in order to control the supply of bitcoins on the market. Miners with a greater hash rate have a higher chance of solving a block and receiving a bitcoin award.

Our mining facilities and mining platform operate with the primary intent of accumulating bitcoin which we may sell for fiat currency from time to time depending on market conditions and management’s determination of our cash flow needs. After a third halving of bitcoins in May 2020, our mining strategy has been to mine bitcoins as fast and as many as possible given there are less bitcoins and a lower efficiency of mining. In view of the long delivery time to purchase new miners from miner suppliers like Bitmain and MicroBT, we chose to acquire second-hand miners which can be delivered in only a few weeks. We have not signed leases for bitcoin mining facilities. In order to achieve lower utility costs, the mining facilities are maintained by our third-party suppliers. The bitcoin mining facilities in PRC are maintained by Hong Kong suppliers. They are our hosts and they install the miners, provide IT consulting, maintenance and repair work on site for us. Our miners’ facilities in Texas and Nebraska are maintained by Compute North, a well-known miner hosting company in North America.

Our executive offices are located at 33 Irving Place, New York, New York 10003 and our telephone number is (347) 328-3680. The information on our website does not constitute part of this prospectus.

The Offering

This reoffer prospectus relates to the reoffer and resale of an aggregate of 2,415,293 ordinary shares, par value $0.01 per share, by certain Selling Securityholders, including our officers and directors, who are deemed to be affiliates of the Company, that are issuable upon the exercise of options to be granted pursuant to our Plan and shares underlying Awards. We will not receive any proceeds from the sale of the shares sold by the Selling Securityholders, but we will receive the exercise price upon exercise of the stock options, other than for any cashless exercise of options.

If subsequent to the date of this reoffer prospectus, we grant any awards under the Plan to any persons who are affiliates of the Company, we would supplement this reoffer prospectus with the names of such affiliates and the amount(s) of shares to be reoffered by them as Selling Securityholders.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all other information contained in this prospectus, including the matters discussed under the headings “Forward-Looking Statements” before you decide to invest in our ordinary shares. We are a holding company with part of our operations in China and are subject to a legal and regulatory environment that in many respects differs from the United States. If any of the following risks, or any other risks and uncertainties that are not presently foreseeable to us, actually occur, our business, financial condition, results of operations, liquidity and our future growth prospects could be materially and adversely affected.

General Risks

We have a history of operating losses, and we may not be able to sustain profitability; we have recently shifted our bitcoin mining business, and we may not be continuously successful in this business.

We only recently became profitable from continuing bitcoin mining operations. We may again incur losses, as we continue to work to grow our bitcoin mining business. We were previously engaged in peer to peer (“P2P”) online lending business in China. Starting in or about November 2019, we made a decision to diversify into the bitcoin mining business, as well as car rental business, which latter plans were suspended as a result of the coronavirus pandemic. In September 2020, we disposed of our P2P and car rental business and totally focused on bitcoin mining business. Currently, our operations are focused on our bitcoin mining business located at our bitcoin mining facilities in PRC, the United States and Canada. Our current strategy is in an industry that is itself new and evolving and is subject to the risks discussed below. Even though we are currently operating profitability, we may not be able to sustain profitability in subsequent periods.

Our results of operation may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations, including the levels of our net revenues, expenses, net loss and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Fluctuations in quarterly results may adversely affect the market price of our ordinary shares. Factors that may cause fluctuations in our annual financial results include:

●	the amount and timing of operating expenses related to our new business operations and infrastructure;

●	fluctuations in the price of bitcoin; and

●	general economic, industry and market conditions.

We may be subject to penalties as a result of the Chinese government suspension of our P2P lending business

The Company is currently engaged in the bitcoin mining business. Initially, we were primarily an online finance marketplace, or “peer-to-peer” lending company, in China that provided borrowers access to loans. On October 24, 2019, the Pudong Branch of the Shanghai Public Security Bureau (the “Bureau”) announced that it conducted its investigation against Shanghai Dianniu Internet Finance Information Service Co. Ltd, which was a variable interest entity (VIE) of the Company, for suspected illegal collection of public deposits. The Bureau took criminal enforcement measures against 17 suspects in the case and detained at least six suspects. On March 24, 2020, the Bureau updated an announcement that it had transferred seven suspects to the procuratorates for criminal prosecution and took criminal action against 14 defendants, and our former CEO is still online hunting as of the date of this prospectus. While the Company has not been subject to any enforcement actions or investigations, 9 persons, including a former director of the Company, have been sentenced guilty of fund-raising fraud or illegally collecting public deposits by the People’s Court of Shanghai Pudong New District, and were sentenced to imprisonment and the confiscations and return of all the illegal gains which may or may not include assets of the Company. the Company’s current management believes that its former Chief Financial Officer, as well as members of the VIE’s management, may have been the subject of these proceedings. The Public Security Bureau also initiated online hunting for the Company’s former Chief Executive Officer. As of the date of this prospectus, the final outcome of investigation was still not published and the impact on the Company could not be estimated.

Pursuant to a Share Purchase Agreement dated September 8, 2020, the Company sold its subsidiary Point Cattle Holdings Limited and its subsidiaries and VIEs to an unaffiliated third party and the operations of its peer-to-peer lending business were classified as discontinued operations. As of the date of this prospectus, the spun-off subsidiaries and VIEs engaging in peer-to-peer lending business have no relationship with the Company. See “Business - Legal Proceedings.”

We have not received any administrative penalty for our historical peer-to-peer lending business as of the date of this prospectus. Nevertheless, uncertainties still exist since the PRC law system also contains government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. According to the newly issued Regulations on the Prevention and Treatment of Illegal Fundraising, which came into force on May 1, 2021, no one shall benefit from illegal fund-raising. Even if there is no criminal offense, the PRC governmental authority or regulator has the right to seal up, freeze, seize the related assets, and the PRC governmental authority also could mandatorily request the person/entity who commits illegal fund-raising or who assists the illegal fund-raising to return or sell related assets at the current price to recover the funds. In addition, although the Company is not responsible for customers’ claimed losses, the filing of any such claims and/or government investigations or proceedings against the Company or any of its affiliates, even if not justified, may create negative publicity and have a material adverse effect on the Company. If such situations occur, our business, financial condition and results of operations may be materially and adversely affected even though our former VIE entities of the P2P lending business have been disposed of.

We may acquire other businesses, form joint ventures or acquire other companies or businesses that could negatively affect our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense; notwithstanding the foregoing, our growth may depend on our success in uncovering and completing such transactions.

We are seeking to enter bitcoin mining related business around the globe; however, we cannot offer any assurance that acquisitions of businesses, assets and/or entering into strategic alliances or joint ventures will be successful. We may not be able to find suitable partners or acquisition candidates and may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing infrastructure. In addition, in the event we acquire any existing businesses we could assume unknown or contingent liabilities.

Any future acquisitions also could result in the issuance of stock, incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have a negative impact on our cash flows, financial condition and results of operations. Integration of an acquired company may also disrupt ongoing operations and require management resources that otherwise would be focused on developing and expanding our existing business. We may experience losses related to potential investments in other companies, which could harm our financial condition and results of operations. Further, we may not realize the anticipated benefits of any acquisition, strategic alliance or joint venture if such investments do not materialize.

To finance any acquisitions or joint ventures, we may choose to issue ordinary shares, preferred stock or a combination of debt and equity as consideration, which could significantly dilute the ownership of our existing stockholders or provide rights to such preferred stockholders in priority over our common stockholders. Additional funds may not be available on terms that are favorable to us, or at all. If the price of our ordinary shares is low or volatile, we may not be able to acquire other companies or fund a joint venture project using stock as consideration.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances in the bitcoin mining business. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our businesses;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets, in parts of the U.S., in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business; assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will achieve market acceptance or prove to be profitable.

Our loss of any of our management team, our inability to execute an effective succession plan, or our inability to attract and retain qualified personnel, could adversely affect our business.

Our success and future growth will depend to a significant degree on the skills and services of our management, including Mr. Bryan Bullett, our Chief Executive Officer, Mr. Erke Huang, our Chief Financial Officer, and Mr. Sam Tabar, our Chief Strategy Officer. We will need to continue to grow our management in order to alleviate pressure on our existing team and in order to continue to develop our business. If our management, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Furthermore, if we fail to execute an effective contingency or succession plan with the loss of any member of management, the loss of such management personnel may significantly disrupt our business.

The loss of key members of management could inhibit our growth prospects. Our future success also depends in large part on our ability to attract, retain and motivate key management and operating personnel. As we continue to develop and expand our operations, we may require personnel with different skills and experiences, and who have a sound understanding of our business and the bitcoin industry. The market for highly qualified personnel in this industry is very competitive and we may be unable to attract such personnel. If we are unable to attract such personnel, our business could be harmed.

We incur significant costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies; if we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and our reputation.

As a public reporting company, we are required to, among other things, maintain a system of effective internal control over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Substantial work will continue to be required to further implement, document, assess, test and remediate our system of internal controls.

If our internal control over financial reporting is not effective, we may be unable to issue our financial statements in a timely manner, we may be unable to obtain the required audit or review of our financial statements by our independent registered public accounting firm in a timely manner or we may be otherwise unable to comply with the periodic reporting requirements of the SEC, our common stock listing on Nasdaq could be suspended or terminated and our stock price could materially suffer. In addition, we or members of our management could be subject to investigation and sanction by the SEC and other regulatory authorities and to stockholder lawsuits, which could impose significant additional costs on us and divert management attention.

Because cryptocurrencies may be determined to be investment securities, we may inadvertently violate the Investment Company Act and incur large losses as a result and potentially be required to register as an investment company or terminate operations and we may incur third party liabilities.

We are engaged in the mining of bitcoins which the SEC said is currency and not securities. We therefore believe that we are not engaged in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities. However, under the Investment Company Act a company may be deemed an investment company under section 3(a)(1)(C) thereof if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis.

As a result of our investments and our mining activities, including investments in which we do not have a controlling interest, the investment securities we hold could exceed 40% of our total assets, exclusive of cash items and, accordingly, we could determine that we have become an inadvertent investment company. The bitcoins we own, acquire or mine may be deemed an investment security by the SEC, although we do not believe the bitcoins we own, acquire or mine are securities. An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the Investment Company Act. One such exclusion, Rule 3a-2 under the Investment Company Act, allows an inadvertent investment company a grace period of one year from the earlier of (a) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis and (b) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. We may take actions to cause the investment securities held by us to be less than 40% of our total assets, which may include acquiring assets with our cash and bitcoin on hand or liquidating our investment securities or bitcoin or seeking a no-action letter from the SEC if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner.

As the Rule 3a-2 exception is available to a company no more than once every three years, and assuming no other exclusion were available to us, we would have to keep within the 40% limit for at least three years after we cease being an inadvertent investment company. This may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings. In any event, we do not intend to become an investment company engaged in the business of investing and trading securities.

Classification as an investment company under the Investment Company Act requires registration with the SEC. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive and would require a restructuring of our operations, and we would be very constrained in the kind of business we could do as a registered investment company. Further, we would become subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in the Company incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact to our operations.

We face risks related to the novel Coronavirus (COVID-19) outbreak, which could significantly disrupt our operations and financial results.

We believe that our results of operations, business and financial condition has continuously been adversely impacted by the effects of the novel Coronavirus (COVID-19). Currently, Our mining operations in China are under the process of migration out of China. Although the novel Coronavirus (COVID-19) outbreak in China has been strictly and well controlled, to date the Chinese local authorities normally require quarantine or restriction on the movement of residents once new novel Coronavirus (COVID-19) patient found in their jurisdiction according to the severity of the situation. If a similar situation occurs near our mining factories, we may experience disruptions to our current business operations and migration resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our mining consultants to perform their jobs. If we are unable to effectively service our miners, our ability to mine bitcoin will be adversely affected as miners go offline, which would have an adverse effect on our business and the results of our operations.

In addition to global macroeconomic effects, the novel Coronavirus (COVID-19) outbreak and any other related adverse public health developments may cause disruption to our mining activities. The novel Coronavirus (COVID-19) or other disease outbreak will in the short-term, and may over the longer term, adversely affect the economies and financial markets of many countries, resulting in an economic downturn that may adversely affect demand for bitcoin and impact our operating results. Although the magnitude of the impact of the novel Coronavirus (COVID-19) outbreak on our business and operations remains uncertain, the continued global spread of the novel Coronavirus (COVID-19) or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions will adversely impact our business, financial condition, operating results and cash flows. In addition, we have experienced and will experience disruptions to our business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs. If we are unable to effectively service our miners, our ability to mine bitcoin will be adversely affected as miners go offline, which would have an adverse effect on our business and the results of our operations.

Our third-party manufacturers, suppliers, sub-contractors and customers have been and will continue to be disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our supply chain, shipments of parts for our existing miners, which are second-hand, as well as any new miners we purchase, may be delayed. As our miners require repair or become obsolete and require replacement, our ability to obtain adequate replacements or repair parts from their manufacturer may therefore be hampered. Supply chain disruptions could therefore negatively impact our operations. If not resolved quickly, the impact of the novel Coronavirus (COVID-19) global pandemic could have a material adverse effect on our business.

The coronavirus pandemic is a serious threat to health and economic wellbeing affecting our employees, investors and our sources of supply.

On March 11, 2020, the World Health Organization announced that infections of the novel Coronavirus (COVID-19) had become pandemic, and on March 13, 2020, the U.S. President announced a National Emergency relating to the disease. There has been and continues to be widespread infection in the United States with a second wave now appearing in China, with the potential for catastrophic impact. Mandatory business closures have had catastrophic impacts on domestic and foreign economies of uncertain duration.

The effectiveness of the novel Coronavirus (COVID-19) vaccine remains to be verified worldwide. The sweeping nature of the novel Coronavirus (COVID-19) pandemic makes it extremely difficult to predict how the company’s business and operations will be affected in the longer run. So far, the likely overall economic impact of the pandemic is widely viewed as highly negative to the global economy.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. However, we do have director’s and officer’s liability insurance. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

If we are unable to successfully continue our bitcoin mining business plan, it would affect our financial and business condition and results of operations.

Our previously announced growth strategy included the expansion of our operations to our upstream and downstream industries. In fiscal 2018, we set new financial targets to grow operating income, accelerate earnings per share growth faster than operating income growth and improve return on invested capital. In October 2019, we decided to enter the bitcoin mining business. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our intentions and expectations with regard to the execution of our business plan, and the timing of any related initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to successfully execute our business plan, whether due to failure to realize the anticipated benefits from our business initiatives in the anticipated time frame or otherwise, we may be unable to achieve our financial targets.

Failure to manage our liquidity and cash flows may materially and adversely affect our financial conditions and results of operations. As a result, we may need additional capital, and financing may not be available on terms acceptable to us, or at all.

During the year ended December 31, 2020, we raised gross proceeds aggregating $5.2 million in cash and $14.6 million in USDC in certain private placements, which enabled us to implement our new business strategy. However, we incurred net losses of approximately $1.9 million, $9.7 million and $3.5 million for the years ended December 31, 2020, 2019 and 2018, respectively. We also had negative cash flows from our operating activities of approximately $3.1 million, $1.3 million and $5.1 million for the years ended December 31, 2020, 2019 and 2018, respectively. We cannot assure you our business model will allow us to continue to generate positive cash, given our substantial expenses in relation to our revenue at this stage of our Company’s development. Our inability to offset our expenses with adequate revenue, will adversely affect our liquidity, financial condition and results of operations. Although we believe that our cash on hand and anticipated cash flows from operating activities will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months, we cannot assure you this will be the case. We expect to need additional cash resources in the future as we wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions in order to implement our business plan. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Bitcoin-Related Risks

Our results of operations are expected to be impacted by significant fluctuation of Bitcoin price

The price of Bitcoin has experienced significant fluctuations over its relatively short existence and may continue to fluctuate significantly in the future. Bitcoin prices ranged from approximately US$3,792 per coin as of December 31, 2018, US$7,220 per coin as of December 31, 2019 to US$ 28,922 per coin as of December 31, 2020 according to Blockchain.info. According to the same source, from January 1, 2020 to December 31, 2020, the highest Bitcoin price was approximately US$29,307 per coin and the lowest was US$3,800 per coin.

We expect our results of operations to continue to be affected by the bitcoin price as most of the revenue is from bitcoin mining production as of the filing date. Any future significant reductions in the price of bitcoin will likely have a material and adverse effect on our results of operations and financial condition. We cannot assure you that the bitcoin price will remain high enough to sustain our operation or that the bitcoin price will not decline significantly in the future. Furthermore, fluctuations in the bitcoin price can have an immediate impact on the trading price of our ordinary shares even before our financial performance is affected, if at all.

Various factors, mostly beyond our control, could impact the bitcoin price. For example, the usage of bitcoins in the retail and commercial marketplace is relatively low in comparison with the usage for speculation, which contributes to Bitcoin price volatility. Additionally, the reward for bitcoin mining will decline over time, with the most recent halving event occurred in May 2020 and next one to occur four years later, which may further contribute to Bitcoin price volatility.

It may be illegal now, or in the future, to acquire, own, hold, sell or use bitcoin, ether, or other cryptocurrencies, participate in blockchains or utilize similar bitcoin assets in China or other countries, the ruling of which would adversely affect us.

Although currently cryptocurrencies generally are not regulated or are lightly regulated in most countries, one or more countries such as China and Russia, which have taken harsh regulatory action, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these bitcoin assets or to exchange for fiat currency. In many nations, particularly in China and Russia, financial institutions are barred from accepting deposits of cryptocurrencies. Such restrictions may adversely affect us as the large-scale use of cryptocurrencies as a means of exchange is presently confined to certain regions globally.

Our mining operating costs outpace our mining revenues, which could seriously harm our business or increase our losses.

Our mining operations are costly, and our expenses may increase in the future. We intend to use funds on hand and from shares sold under the Purchase Agreement to continue to purchase bitcoin mining machines. This expense increase may not be offset by a corresponding increase in revenue. Our expenses may be greater than we anticipate, and our investments to make our business more efficient may not succeed and may outpace monetization efforts. Increases in our costs without a corresponding increase in our revenue would increase our losses and could seriously harm our business and financial perform.

We have an evolving business model which is subject to various uncertainties.

As bitcoin assets may become more widely available, we expect the services and products associated with them to evolve. In order to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business model relating to our strategy. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Further, we cannot provide any assurance that we will successfully identify all emerging trends and growth opportunities in this business sector, and we may lose out on those opportunities. Such circumstances could have a material adverse effect on our business, prospects or operations.

The properties included in our mining network may experience damages, including damages that are not covered by insurance.

Our current mining operation in the states of Texas, Nebraska and Georgia in the United States and our mining operation under migration out of China are, and any future mining sites we may establish will be, subject to a variety of risks relating to physical condition and operation, including, but not limited to:

●	the presence of construction or repair defects or other structural or building damage;

●	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

●	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms; and

●	claims by employees and others for injuries sustained at our properties.

For example, our mine could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster, the coronavirus, or by a terrorist or other attack on the mine. The security and other measures we take to protect against these risks may not be sufficient. Additionally, our mine could be materially adversely affected by a power outage or loss of access to the electrical grid or loss by the grid of cost-effective sources of electrical power generating capacity. Given the power requirement, it would not be feasible to run miners on back-up power generators in the event of a power outage. we do not have any insurance to cover the replacement cost of any lost or damaged miners, or any interruption of our mining activities. In the event of an uninsured loss, such mines may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such mines.

If, pursuant to our hosting service contracts (the “Hosting Agreements”) with hosting service providers, hosting service providers cannot or will not supply sufficient electric power for us to operate our miners, we may be required to relocate some or all of our miners to an alternative facility, which may have a less advantageous cost structure and our business and results of operations may suffer as a result.

We have made a significant capital investment in purchasing second-hand miners in order to implement them rapidly to mine bitcoin at prices advantageous to us. Management believes, based on its knowledge of the industry, that the Hosting Agreements provide many advantages as opposed to other alternative arrangements. If we are required to deploy or move our miners from the current hosting service providers to other mining facilities, we may be forced to accept less advantageous terms. Further, during relocation to a new mining facility, we will not be able to operate our miners and therefore we will not be able to generate revenue.

If we are unable to secure sufficient power supply from the current hosting service providers, or if the current hosting service providers are unable to supply sufficient electric power, we may be forced to seek out an alternative mining facility. Should this occur, our operations may be disrupted, which may have a material adverse effect on our operations.

If our Hosting Agreements with the current hosting service providers are terminated, we may be forced to seek a replacement facility to operate our miners on acceptable terms; should this occur, our operations may be disrupted, which may have a material adverse effect on our operations.

If we are forced to relocate to a new mining facility, we may not be successful in identifying adequate replacement facilities to house our miners. And even if we do identify such facilities, we may not be able to secure use of those facilities at rates that are economically viable to support our mining activities. Relocating our miners will require us to incur costs to transition to a new facility including, but not limited to, transportation expenses and insurance, downtime while we are unable to mine, legal fees to negotiate the new lease, de-installation at our current facility and, ultimately, installation at any new facility we identify. These costs may be substantial, and we cannot guarantee that we will be successful in transitioning our miners to a new facility. If we are required to move our miners, our business may suffer, and our results of operations would be expected to be materially adversely affected.

Regulatory changes or actions may alter the nature of an investment in us or restrict the use of cryptocurrencies in a manner that adversely affects our business, prospects or operations.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as in the U.S., subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. Ongoing and future regulatory actions may impact our ability to continue to operate, and such actions could affect our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations.

The development and acceptance of cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate.

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs bitcoin assets based upon a computer-generated mathematical and/or cryptographic protocol. Large-scale acceptance of cryptocurrencies as a means of payment has not, and may never, occur. The growth of this industry in general, and the use of bitcoin, in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur unpredictably. The factors include, but are not limited to:

●	continued worldwide growth in the adoption and use of cryptocurrencies as a medium to exchange;

●	governmental and quasi-governmental regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the network or similar bitcoin systems;

●	changes in consumer demographics and public tastes and preferences;

●	the maintenance and development of the open-source software protocol of the network;

●	the increased consolidation of contributors to the bitcoin blockchain through mining pools;

●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

●	the use of the networks supporting cryptocurrencies for developing smart contracts and distributed applications;

●	general economic conditions and the regulatory environment relating to cryptocurrencies; and

●	negative consumer sentiment and perception of bitcoin specifically and cryptocurrencies generally.

The outcome of these factors could have negative effects on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations as well as potentially negative effect on the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, which would harm investors in our securities.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in bitcoin-related activities or that accept cryptocurrencies as payment, including financial institutions of investors in our securities.

A number of companies that engage in bitcoin and/or other bitcoin-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions in response to government action, particularly in China, where regulatory response to cryptocurrencies has been to exclude their use for ordinary consumer transactions within its jurisdiction.

Subject to such restrictions, we also may be unable to obtain or maintain these services for our business. The difficulty that many businesses that provide bitcoin and/or derivatives on other bitcoin-related activities have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrencies as a payment system and harming public perception of cryptocurrencies and could decrease their usefulness and harm their public perception in the future.

The usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses engaging in bitcoin and/or other bitcoin-related activities. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market, and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could negatively affect our relationships with financial institutions and impede our ability to convert cryptocurrencies to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and harm investors.

We may face risks of Internet disruptions, which could have an adverse effect on the price of cryptocurrencies.

A disruption of the Internet may affect the use of cryptocurrencies and subsequently the value of our securities. Generally, cryptocurrencies and our business of mining cryptocurrencies is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have an adverse effect on the price of cryptocurrencies and our ability to mine cryptocurrencies.

The impact of geopolitical and economic events on the supply and demand for cryptocurrencies is uncertain.

Geopolitical crises may motivate large-scale purchases of bitcoin and other cryptocurrencies, which could increase the price of bitcoin and other cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates, adversely affecting the value of our inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in cryptocurrencies as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.

As an alternative to fiat currencies that are backed by central governments, cryptocurrencies, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our common stock. Political or economic crises may motivate large-scale acquisitions or sales of cryptocurrencies either globally or locally. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or any other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Acceptance and/or widespread use of bitcoin is uncertain.

Currently, there is a relatively limited use of any bitcoin in the retail and commercial marketplace, thus contributing to price volatility that could adversely affect an investment in our securities. Banks and other established financial institutions may refuse to process funds for bitcoin transactions, process wire transfers to or from bitcoin exchanges, bitcoin-related companies or service providers, or maintain accounts for persons or entities transacting in bitcoin. Conversely, a significant portion of bitcoin demand is generated by investors seeking a long-term store of value or speculators seeking to profit from the short- or long-term holding of the asset. Price volatility undermines any bitcoin’s role as a medium of exchange, as retailers are much less likely to accept it as a form of payment. Market capitalization for a bitcoin as a medium of exchange and payment method may always be low.

The relative lack of acceptance of bitcoins in the retail and commercial marketplace, or a reduction of such use, limits the ability of end users to use them to pay for goods and services. Such lack of acceptance or decline in acceptances could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of bitcoins we mine or otherwise acquire or hold for our own account.

Transactional fees may decrease demand for bitcoin and prevent expansion.

As the number of bitcoins currency rewards awarded for solving a block in a blockchain decreases, the incentive for miners to continue to contribute to the bitcoin network may transition from a set reward to transaction fees. In order to incentivize miners to continue to contribute to the bitcoin network, the bitcoin network may either formally or informally transition from a set reward to transaction fees earned upon solving a block. This transition could be accomplished by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee. If transaction fees paid for bitcoin transactions become too high, the marketplace may be reluctant to accept bitcoin as a means of payment and existing users may be motivated to switch from bitcoin to another bitcoin or to fiat currency. Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for bitcoin and prevent the expansion of the bitcoin network to retail merchants and commercial businesses, resulting in a reduction in the price of bitcoin that could adversely impact an investment in our securities. Decreased use and demand for bitcoin may adversely affect its value and result in a reduction in the price of bitcoin and the value of our ordinary shares.

The decentralized nature of the governance of bitcoin systems may lead to ineffective decision making that slows development or prevents a network from overcoming emergent obstacles. Governance of many bitcoin systems is by voluntary consensus and open competition with no clear leadership structure or authority. To the extent lack of clarity in corporate governance of bitcoin systems leads to ineffective decision making that slows development and growth of such cryptocurrencies, the value of our ordinary shares may be adversely affected.

There is a lack of liquid markets, and possible manipulation of blockchain/bitcoin-based assets.

Cryptocurrencies that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers; requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The laxer a distributed ledger platform is about vetting issuers of bitcoin assets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of the ledger due to a control event. These factors may decrease liquidity or volume or may otherwise increase volatility of investment securities or other assets trading on a ledger-based system, which may adversely affect us. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and harm investors.

Our operations, investment strategies and profitability may be adversely affected by competition from other methods of investing in cryptocurrencies.

We compete with other users and/or companies that are mining cryptocurrencies and other potential financial vehicles, including securities backed by or linked to cryptocurrencies through entities similar to us. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in other financial vehicles, or to invest in cryptocurrencies directly, which could limit the market for our shares and reduce their liquidity. The emergence of other financial vehicles and exchange-traded funds have been scrutinized by regulators and such scrutiny and the negative impressions or conclusions resulting from such scrutiny could be applicable to us and impact our ability to successfully pursue our business strategy or operate at all, or to maintain a public market for our securities. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and harm investors.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. Our business utilizes presently existent digital ledgers and blockchains and we could face difficulty adapting to emergent digital ledgers, blockchains, or alternatives thereto. This may adversely affect us and our exposure to various blockchain technologies and prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and harm investors.

Our bitcoins may be subject to loss, theft or restriction on access.

There is a risk that some or all of our bitcoins could be lost or stolen. Cryptocurrencies are stored in bitcoin sites commonly referred to as “wallets” by holders of bitcoins which may be accessed to exchange a holder’s bitcoin assets. Access to our bitcoin assets could also be restricted by cybercrime (such as a denial of service attack) against a service at which we maintain a hosted hot wallet. A hot wallet refers to any bitcoin wallet that is connected to the Internet. Generally, hot wallets are easier to set up and access than wallets in cold storage, but they are also more susceptible to hackers and other technical vulnerabilities. Cold storage refers to any bitcoin wallet that is not connected to the Internet. Cold storage is generally more secure than hot storage but is not ideal for quick or regular transactions and we may experience lag time in our ability to respond to market fluctuations in the price of our bitcoin assets. We hold all of our cryptocurrencies in cold storage to reduce the risk of malfeasance, but the risk of loss of our bitcoin assets cannot be wholly eliminated.

Hackers or malicious actors may launch attacks to steal, compromise or secure cryptocurrencies, such as by attacking the bitcoin network source code, exchange miners, third-party platforms, cold and hot storage locations or software, or by other means. We may be in control and possession of one of the more substantial holdings of bitcoins. As we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Any of these events may adversely affect our operations and, consequently, our investments and profitability. The loss or destruction of a private key required to access our digital wallets may be irreversible and we may be denied access for all time to our bitcoin holdings or the holdings of others held in those compromised wallets. Our loss of access to our private keys or our experience of a data loss relating to our digital wallets could adversely affect our investments and assets.

Cryptocurrencies are controllable only by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. We will publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, we will be unable to access our bitcoin rewards and such private keys may not be capable of being restored by any network. Any loss of private keys relating to digital wallets used to store our cryptocurrencies could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Risks due to hacking or adverse software event.

In order to minimize risk, we have established processes to manage wallets that are associated with our bitcoin holdings. There can be no assurances that any processes we have adopted or will adopt in the future are or will be secure or effective, and we would suffer significant and immediate adverse effects if we suffered a loss of our bitcoin due to an adverse software or cybersecurity event. We utilize several layers of threat reduction techniques, including: (i) the use of hardware wallets to store sensitive private key information; (ii) performance of transactions offline; and (iii) offline generation storage and use of private keys.

At present, the Company is evaluating several third-party custodial wallet alternatives, but there can be no assurance that such services will be more secure than those the Company presently employs. Human error and the constantly evolving state of cybercrime and hacking techniques may render present security protocols and procedures ineffective in ways which we cannot predict. If our security procedures and protocols are ineffectual and our bitcoin assets are compromised by cybercriminals, we may not have adequate recourse to recover our losses stemming from such compromise and we may lose much of the accumulated value of our bitcoin mining activities. This would have a material adverse impact on our business and operations.

Incorrect or fraudulent bitcoin transactions may be irreversible.

Bitcoin transactions are irrevocable and stolen or incorrectly transferred cryptocurrencies may be irretrievable. As a result, any incorrectly executed or fraudulent bitcoin transactions could adversely affect our investments and assets.

Bitcoin transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the cryptocurrencies from the transaction. In theory, bitcoin transactions may be reversible with the control or consent of a majority of processing power on the network, however, we do not now, nor is it feasible that we could in the future, possess sufficient processing power to affect this reversal. Once a transaction has been verified and recorded in a block that is added to a blockchain, an incorrect transfer of a bitcoin or a theft thereof generally will not be reversible, and we may not have sufficient recourse to recover our losses from any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, our bitcoin rewards could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. Further, according to the SEC, at this time, there is no specifically enumerated U.S. or foreign governmental, regulatory, investigative or prosecutorial authority or mechanism through which to bring an action or complaint regarding missing or stolen bitcoin. We are, therefore, presently reliant on existing private investigative entities, such as Chain analysis and Kroll to investigate any potential loss of our bitcoin assets. These third-party service providers rely on data analysis and compliance of ISPs with traditional court orders to reveal information such as the IP addresses of any attackers who may have targeted us. To the extent that we are unable to recover our losses from such action, error or theft, such events could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations of and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Our interactions with a blockchain may expose us to SDN or blocked persons or cause us to violate provisions of law that did not contemplate distribute ledger technology.

The Office of Financial Assets Control of the US Department of Treasury (“OFAC”) requires us to comply with its sanction program and not conduct business with persons named on its specially designated nationals (“SDN”) list. However, because of the pseudonymous nature of blockchain transactions we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list. Our Company’s policy prohibits any transactions with such SDN individuals, but we may not be adequately capable of determining the ultimate identity of the individual with whom we transact with respect to selling bitcoin assets. Moreover, federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction commonly known as child pornography. Recent media reports have suggested that persons have imbedded such depictions on one or more blockchains. Because our business requires us to download and retain one or more blockchains to effectuate our ongoing business, it is possible that such digital ledgers contain prohibited depictions without our knowledge or consent. To the extent government enforcement authorities literally enforce these and other laws and regulations that are impacted by decentralized distributed ledger technology, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm our reputation and affect the value of our common stock.

Our reliance primarily on a single model of miner may subject our operations to increased risk of mine failure.

The performance and reliability of our miners and our technology is critical to our reputation and our operations. Because we currently use MicroBT, Bitmain and Innosilicon miners, if there are issues with those machines, our entire system could be affected. Any system error or failure may significantly delay response times or even cause our system to fail. Any disruption in our ability to continue mining could result in lower yields and harm our reputation and business. Any exploitable weakness, flaw, or error common to MicroBT, Bitmain and Innosilicon miners affects all our miners, if a defect other flaw is exploited, our entire mine could go offline simultaneously. Any interruption, delay or system failure could result in financial losses, a decrease in the trading price of our ordinary shares and damage to our reputation.

The Company’s reliance on a third-party mining pool service provider for our mining revenue payouts may have a negative impact on the Company’s operations.

We use third–party mining pools to receive our mining rewards from the network. Mining pools allow miners to combine their processing power, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power, used to generate each block. Should the pool operator’s system suffer downtime due to a cyber-attack, software malfunction or other similar issues, it will negatively impact our ability to mine and receive revenue. Furthermore, we are dependent on the accuracy of the mining pool operator’s record keeping to accurately record the total processing power provided to the pool for a given bitcoin mining application in order to assess the proportion of that total processing power we provided. While we have internal methods of tracking both our power provided and the total used by the pool, the mining pool operator uses its own record-keeping to determine our proportion of a given reward. We have little means of recourse against the mining pool operator if we determine the proportion of the reward paid out to us by the mining pool operator is incorrect, other than leaving the pool. If we are unable to consistently obtain accurate proportionate rewards from our mining pool operators, we may experience reduced reward for our efforts, which would have an adverse effect on our business and operations.

The limited rights of legal recourse available to us and our lack of insurance protection for risk of loss of our digital assets exposes us and our shareholders to the risk of loss of our digital assets for which no person may ultimately be held liable and we may not be able to recover our losses.

The digital assets held by us are not insured. Further, banking institutions will not accept our digital assets and they are therefore not insured by the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”). Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and we may not be able to recover any of our carried value in these digital assets if they are lost or stolen or suffer significant and sustained reduction in conversion spot price. If we are not otherwise able to recover damages from a malicious actor in connection with these losses, our business and results of operations may suffer, which may have a material negative impact on our stock price.

If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material negative effect on our business and the results of our operations.

To the extent that our activities cause us to be deemed an MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that our activities cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we operate (currently, Nebraska and Texas), we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses, possibly affecting an investment in our securities in a materially adverse manner. Furthermore, the Company and our service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to leave a particular state or the U.S. completely. Any such action would be expected to materially adversely affect our operations.

Current regulation of the exchange of bitcoins under the CEA by the CFTC is unclear; to the extent we become subject to regulation under the CFTC in connection with our exchange of bitcoin, we may incur additional compliance costs, which may be significant.

Current legislation, including the Commodities Exchange Act of 1936, as amended (the “CEA”) is unclear with respect to the exchange of bitcoins. Changes in the CEA or the regulations promulgated thereunder, as well as interpretations thereof and official promulgations by the Commodity Futures Trading Commission (“CFTC”), which oversees the CEA, may impact the classification of bitcoins and therefore may subject them to additional regulatory oversight by the CFTC.

Presently, bitcoin derivatives are not excluded from the definition of a “commodity future” by the CFTC. We cannot be certain as to how future regulatory developments will impact the treatment of bitcoins under the law. Bitcoins have been deemed to fall within the definition of a commodity and, we may be required to register and comply with additional regulation under the CEA, including additional periodic report and disclosure standards and requirements. Moreover, we may be required to register as a commodity pool operator or as a commodity pool with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to curtail our U.S. operations. Any such action would be expected to materially adversely affect our operations. As of the date of this prospectus, no CFTC orders or rulings are applicable to our business.

Cryptocurrencies face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

Cryptocurrencies face significant scaling obstacles that can lead to high fees or slow transaction settlement times and attempts to increase the volume of transactions may not be effective. Scaling cryptocurrencies is essential to the widespread acceptance of cryptocurrencies as a means of payment, which widespread acceptance is necessary to the continued growth and development of our business. Many bitcoin networks face significant scaling challenges. For example, cryptocurrencies are limited with respect to how many transactions can occur per second. Participants in the bitcoin ecosystem debate potential approaches to increasing the average number of transactions per second that the network can handle and have implemented mechanisms or are researching ways to increase scale, such as increasing the allowable sizes of blocks, and therefore the number of transactions per block, and sharding (a horizontal partition of data in a database or search engine), which would not require every single transaction to be included in every single miner’s or validator’s block. However, there is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of bitcoin transactions will be effective, or how long they will take to become effective, which could adversely affect an investment in our securities.

The price of cryptocurrencies may be affected by the sale of such cryptocurrencies by other vehicles investing in cryptocurrencies or tracking bitcoin markets.

The global market for bitcoin is characterized by supply constraints that differ from those present in the markets for commodities or other assets such as gold and silver. The mathematical protocols under which certain cryptocurrencies are mined permit the creation of a limited, predetermined amount of currency, while others have no limit established on total supply. To the extent that other vehicles investing in cryptocurrencies or tracking bitcoin markets form and come to represent a significant proportion of the demand for cryptocurrencies, large redemptions of the securities of those vehicles and the subsequent sale of cryptocurrencies by such vehicles could negatively affect bitcoin prices and therefore affect the value of the bitcoin inventory we hold. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Because there has been limited precedent set for financial accounting of bitcoin and other bitcoin assets, the determination that we have made for how to account for bitcoin assets transactions may be subject to change.

Because there has been limited precedent set for the financial accounting of cryptocurrencies and related revenue recognition and no official guidance has yet been provided by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC, it is unclear how companies may in the future be required to account for bitcoin transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change our accounting methods and restate our financial statements. Such a restatement could adversely affect the accounting for our newly mined bitcoin rewards and more generally negatively impact our business, prospects, financial condition and results of operation. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which would have a material adverse effect on our business, prospects or operations as well as and potentially the value of any cryptocurrencies we hold or expects to acquire for our own account and harm investors.

There are risks related to technological obsolescence, the vulnerability of the global supply chain for bitcoin hardware disruption, and difficulty in obtaining new hardware which may have a negative effect on our business.

Our mining operations can only be successful and ultimately profitable if the costs, including hardware and electricity costs, associated with mining cryptocurrencies are lower than the price of a bitcoin. As our mining facility operates, our miners experience ordinary wear and tear, and may also face more significant malfunctions caused by a number of extraneous factors beyond our control. To date, we have purchased second-hand miners from third parties. The degradation of our miners will require us to, over time, replace those miners which are no longer functional. Additionally, as the technology evolves, we may be required to acquire newer models of miners to remain competitive in the market. Reports have been released which indicate that miner manufacturer or seller adjusts the prices of its miners according to bitcoin prices, so the cost of new machines is unpredictable but could be extremely high. As a result, at times, we may obtain miners and other hardware from third parties at premium prices, to the extent they are available. This upgrading process requires substantial capital investment, and we may face challenges. Further, the global supply chain for bitcoin miners is presently heavily dependent on China, which has been severely affected by the emergence of the COVID-19 coronavirus global pandemic. The global reliance on China as a main supplier of bitcoin miners has been called into question in the wake of the COVID-19 pandemic. Should similar outbreaks or other disruptions to the China-based global supply chain for bitcoin hardware occur, we may not be able to obtain adequate replacement parts for our existing miners or to obtain additional miners from the manufacturer or third parties on a timely basis. Such events could have a material adverse effect on our ability to pursue our business strategy, which could have a material adverse effect on our business and the value of our ordinary shares.

The bitcoin for which we mine, is subject to halving; the bitcoin reward for successfully uncovering a block will halve several times in the future and their value may not adjust to compensate us for the reduction in the rewards we receive from our mining efforts.

Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For bitcoin, the reward was initially set at 50 bitcoin currency rewards per block and this was cut in half to 25 in November 28, 2012 at block 210,000 and again to 12.5 on July 9, 2016 at block 420,000. The next halving for bitcoin occurred in May 2020 at block 630,000 when the reward was reduced to 6.25. This process will reoccur until the total amount of bitcoin currency rewards issued reaches 21 million, which is expected around 2140. While bitcoin prices have had a history of price fluctuations around the halving of its bitcoin rewards, there is no guarantee that the price change will be favorable or would compensate for the reduction in mining reward. If a corresponding and proportionate increase in the trading price of bitcoin does not follow these anticipated halving events, the revenue we earn from our mining operations would see a corresponding decrease, which would have a material adverse effect on our business and operations.

Our future success will depend in large part upon the value of bitcoin; the value of bitcoin may be subject to pricing risk and has historically been subject to wide swings.

Our operating results will depend in large part upon the value of bitcoin because it’s the sole cryptocurrency we currently mine. Specifically, our revenues from our bitcoin mining operations are based upon two factors: (1) the number of bitcoin rewards we successfully mine and (2) the value of bitcoin. In addition, our operating results are directly impacted by changes in the value of bitcoin, because under the value measurement model, both realized and unrealized changes will be reflected in our statement of operations (i.e., we will be marking bitcoin to fair value each quarter). This means that our operating results will be subject to swings based upon increases or decreases in the value of bitcoin. Furthermore, our strategy currently focuses entirely on bitcoin (as opposed to other cryptocurrencies). Further, our current application-specific integrated circuit (“ASIC”) machines (which we refer to as “miners”) are principally utilized for mining bitcoin and bitcoin cash and cannot mine other cryptocurrencies, such as ether, that are not mined utilizing the “SHA-256 algorithm.” If other cryptocurrencies were to achieve acceptance at the expense of bitcoin or bitcoin cash causing the value of bitcoin or bitcoin cash to decline, or if bitcoin were to switch its proof of work algorithm from SHA-256 to another algorithm for which our miners are not specialized, or the value of bitcoin or bitcoin cash were to decline for other reasons, particularly if such decline were significant or over an extended period of time, our operating results would be adversely affected, and there could be a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations, and harm investors.

Bitcoin and other bitcoin market prices, which have historically been volatile and are impacted by a variety of factors (including those discussed below), are determined primarily using data from various exchanges, over-the-counter markets and derivative platforms. Furthermore, such prices may be subject to factors such as those that impact commodities, more so than business activities, which could be subjected to additional influence from fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory or other conditions. Pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of cryptocurrencies, or our share price, inflating and making their market prices more volatile or creating “bubble” type risks for both bitcoin and shares of our ordinary shares.

We may not be able to realize the benefits of forks.

To the extent that a significant majority of users and miners on a bitcoin network install software that changes the bitcoin network or properties of a bitcoin, including the irreversibility of transactions and limitations on the mining of new bitcoin, the bitcoin network would be subject to new protocols and software. However, if less than a significant majority of users and miners on the bitcoin network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” of the network, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the bitcoin running in parallel yet lacking interchangeability and necessitating exchange-type transaction to convert currencies between the two forks. Additionally, it may be unclear following a fork which fork represents the original asset and which is the new asset. Different metrics adopted by industry participants to determine which is the original asset include: referring to the wishes of the core developers of a bitcoin, blockchains with the greatest amount of hashing power contributed by miners or validators; or blockchains with the longest chain. A fork in the network of a particular bitcoin could adversely affect an investment in our Company or our ability to operate.

We may not be able to realize the economic benefit of a fork, either immediately or ever, which could adversely affect an investment in our securities. If we hold a bitcoin at the time of a hard fork into two cryptocurrencies, industry standards would dictate that we would be expected to hold an equivalent amount of the old and new assets following the fork. However, we may not be able, or it may not be practical, to secure or realize the economic benefit of the new asset for various reasons. For instance, we may determine that there is no safe or practical way to custody the new asset, that trying to do so may pose an unacceptable risk to our holdings in the old asset, or that the costs of taking possession and/or maintaining ownership of the new bitcoin exceed the benefits of owning the new bitcoin. Additionally, laws, regulation or other factors may prevent us from benefitting from the new asset even if there is a safe and practical way to custody and secure the new asset.

There is a possibility of bitcoin mining algorithms transitioning to proof of stake validation and other mining related risks, which could make us less competitive and ultimately adversely affect our business and the value of our stock.

Proof of stake is an alternative method in validating bitcoin transactions. Should the algorithm shift from a proof of work validation method to a proof of stake method, mining would require less energy and may render any company that maintains advantages in the current climate (for example, from lower priced electricity, processing, real estate, or hosting) less competitive. We, as a result of our efforts to optimize and improve the efficiency of our bitcoin mining operations, may be exposed to the risk in the future of losing the benefit of our capital investments and the competitive advantage we hope to gain form this as a result, and may be negatively impacted if a switch to proof of stake validation were to occur. This may additionally have an impact on other various investments of ours. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

To the extent that the profit margins of bitcoin mining operations are not high, operators of bitcoin mining operations are more likely to immediately sell bitcoin rewards earned by mining in the market, thereby constraining growth of the price of bitcoin that could adversely impact us, and similar actions could affect other cryptocurrencies.

Over the past several years, bitcoin mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation ASIC servers. Currently, new processing power is predominantly added by incorporated and unincorporated “professionalized” mining operations. Professionalized mining operations may use proprietary hardware or sophisticated ASIC machines acquired from ASIC manufacturers. They require the investment of significant capital for the acquisition of this hardware, the leasing of operating space (often in data centers or warehousing facilities), incurring of electricity costs and the employment of technicians to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior miners and have more defined and regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to maintain profit margins on the sale of bitcoin. To the extent the price of bitcoin declines and such profit margin is constrained, professionalized miners are incentivized to more immediately sell bitcoin earned from mining operations, whereas it is believed that individual miners in past years were more likely to hold newly mined bitcoin for more extended periods. The immediate selling of newly mined bitcoin greatly increases the trading volume of bitcoin, creating downward pressure on the market price of bitcoin rewards.

The extent to which the value of bitcoin mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined bitcoin rapidly if it is operating at a low profit margin and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold more rapidly, thereby potentially depressing bitcoin prices. Lower bitcoin prices could result in further tightening of profit margins for professionalized mining operations creating a network effect that may further reduce the price of bitcoin until mining operations with higher operating costs become unprofitable forcing them to reduce mining power or cease mining operations temporarily.

If a malicious actor or botnet obtains control of more than 50% of the processing power on a bitcoin network, such actor or botnet could manipulate blockchains to adversely affect us, which would adversely affect an investment in us or our ability to operate.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining a bitcoin, it may be able to alter blockchains on which transactions of bitcoin reside and rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new units or transactions using such control. The malicious actor could “double-spend” its own bitcoin (i.e., spend the same bitcoin in more than one transaction) and prevent the confirmation of other users’ transactions for as long as it maintained control. To the extent that such malicious actor or botnet does not yield its control of the processing power on the network or the bitcoin community does not reject the fraudulent blocks as malicious, reversing any changes made to blockchains may not be possible. The foregoing description is not the only means by which the entirety of blockchains or cryptocurrencies may be compromised but is only an example.

Although there are no known reports of malicious activity or control of blockchains achieved through controlling over 50% of the processing power on the network, it is believed that certain mining pools may have exceeded the 50% threshold in bitcoin. The possible crossing of the 50% threshold indicates a greater risk that a single mining pool could exert authority over the validation of bitcoin transactions. To the extent that the bitcoin ecosystem, and the administrators of mining pools, do not act to ensure greater decentralization of bitcoin mining processing power, the feasibility of a malicious actor obtaining control of the processing power will increase because the botnet or malicious actor could compromise more than 50% mining pool and thereby gain control of blockchain, whereas if the blockchain remains decentralized it is inherently more difficult for the botnet of malicious actor to aggregate enough processing power to gain control of the blockchain, may adversely affect an investment in our common stock. Such lack of controls and responses to such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and harm investors.

Cryptocurrencies, including those maintained by or for us, may be exposed to cybersecurity threats and hacks.

As with any computer code generally, flaws in bitcoin codes may be exposed by malicious actors. Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information. Exploitations of flaws in the source code that allow malicious actors to take or create money have previously occurred. Despite our efforts and processes to prevent breaches, our devices, as well as our miners, computer systems and those of third parties that we use in our operations, are vulnerable to cyber security risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our miners and computer systems or those of third parties that we use in our operations. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

We are subject to risks associated with our need for significant electrical power. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as ours.

The operation of a bitcoin or other bitcoin mine can require massive amounts of electrical power. Further, our mining operations can only be successful and ultimately profitable if the costs, including electrical power costs, associated with mining a bitcoin are lower than the price of a bitcoin. As a result, any mine we establish can only be successful if we can obtain sufficient electrical power for that mine on a cost-effective basis, and our establishment of new mines requires us to find locations where that is the case. There may be significant competition for suitable mine locations, and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations in times of electricity shortage or may otherwise potentially restrict or prohibit the provision or electricity to mining operations. According to PRC Provisions on Supply and Use of Electricity (revised in 2019), excessive use of electricity or failure to use electricity in accordance with the contract may result in stop of the power supply. Additionally, our miners could be materially adversely affected by a power outage. PRC Electricity Law forbids users to build power plants without permission of Electric Department of the State Council. Given the power requirement, it would not be feasible to run miners on back-up power generators or purchase power from personal power plant in the event of a government restriction on electricity or a power outage.

Any shortage of electricity supply or increase in electricity cost in a jurisdiction may negatively impact the viability and the expected economic return for bitcoin mining activities in that jurisdiction. In addition, the significant consumption of electricity may have a negative environmental impact, including contribution to climate change, which may give rise to public opinion against allowing the use of electricity for bitcoin mining activities or government measures restricting or prohibiting the use of electricity for bitcoin mining activities.

If the award of bitcoin rewards, for us primarily bitcoin for solving blocks and transaction fees are not sufficiently high, we may not have an adequate incentive to continue mining and may cease mining operations, which will likely lead to our failure to achieve profitability.

As the number of bitcoin rewards awarded for solving a block in a blockchain decreases, our ability to achieve profitability worsens. Decreased use and demand for bitcoin rewards may adversely affect our incentive to expend processing power to solve blocks. If the award of bitcoin rewards for solving blocks and transaction fees are not sufficiently high, we may not have an adequate incentive to continue mining and may cease our mining operations. For instance, the current fixed reward for solving a new block on the bitcoin blockchain is twelve and a half bitcoin currency rewards per block, which decreased from 25 bitcoins to 12.5 bitcoins in July 2016 and from 12.5 bitcoins to 6.25 bitcoins in May 2020. It is estimated that it will halve again in about three (3) years. This reduction may result in a reduction in the aggregate hash rate of the bitcoin network as the incentive for miners decreases. Miners ceasing operations would reduce the collective processing power on the network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to a blockchain until the next scheduled adjustment in difficulty for block solutions) and make bitcoin networks more vulnerable to a malicious actor or botnet obtaining control in excess of 50 percent of the processing power active on a blockchain, potentially permitting such actor or botnet to manipulate a blockchain in a manner that adversely affects our activities. A reduction in confidence in the confirmation process or processing power of the network could result and be irreversible. Such events could have a material adverse effect on our ability to continue to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

We may not adequately respond to price fluctuations and rapidly changing technology, which may negatively affect our business.

Competitive conditions within the bitcoin industry require that we use sophisticated technology in the operation of our business. The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards. New technologies, techniques or products could emerge that might offer better performance than the software and other technologies we currently utilize, and we may have to manage transitions to these new technologies to remain competitive. We may not be successful, generally or relative to our competitors in the bitcoin industry, in timely implementing new technology into our systems, or doing so in a cost-effective manner. During the course of implementing any such new technology into our operations, we may experience system interruptions and failures during such implementation. Furthermore, there can be no assurances that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of our implementing new technology into our operations. As a result, our business and operations may suffer, and there may be adverse effects on the price of our common stock.

Risk Related to The Car Rental Business

Our proposed car rental business in the U.S. is particularly sensitive to reductions in the levels of airline passenger travel, and any lasting reductions in air travel as a result of COVID-19 could materially adversely our business strategy.

The car rental industry in the U.S. has been severely impacted by reductions in airline passenger traffic as a result of the coronavirus. While we believe that we will be able to implement our business strategy at favorable purchase prices there can be no assurance that the industry will return to anywhere normal conditions in the near future. Further reductions in levels of air travel, whether caused by general economic conditions, airfare increases (such as due to capacity reductions or increases in fuel costs borne by commercial airlines) or other events (such as work stoppages, military conflicts, terrorist incidents, natural disasters, epidemic diseases, or the response of governments to any of these events) could materially adversely affect us in the future.

We will face intense competition in the car rental business that may lead to downward pricing or an inability to increase prices.

The car rental market in which we expect to operate in the U.S. is highly competitive. We believe that price is the primary competitive factor in the car rental market and that the Internet has enabled cost-conscious customers, including business travelers, to more easily compare rates available from rental companies. If we try to increase our pricing, our competitors, most of which are expected to have greater resources and better access to capital than us, may seek to compete aggressively on the basis of pricing. In addition, our competitors may reduce prices in order to attempt to gain a competitive advantage or to compensate for declines in rental activity. To the extent we do not match or remain within a reasonable competitive margin of our competitors’ pricing, our revenues and results of operations could be materially adversely affected. If competitive pressures lead us to match any of our competitors’ downward pricing and we are not able to reduce our operating costs, then our margins, results of operations and cash flows could be materially adversely impacted.

Our car rental business is expected to be highly seasonal and any occurrence that disrupts rental activity during our peak periods could materially adversely affect our liquidity, cash flows and results of operations.

Certain significant components of our expenses are fixed in the short-term, including acquisition costs, real estate taxes, rent, insurance, utilities, maintenance and other facility-related expenses, the costs of operating our information technology systems and minimum staffing costs. Seasonal changes in our revenues do not alter those fixed expenses, typically resulting in higher profitability in periods when our revenues are higher. We are seeking to enter the South Florida marketplace first. The winter months of the year have historically been the strongest quarters due to their increased levels of vacation traveling South Florida. If we are able to enter this marketplace, any occurrence that disrupts rental activity during the winter months could have a disproportionately material adverse effect on our liquidity, cash flows and results of operations.

If we are unable to purchase adequate supplies of competitively priced cars or equipment and the cost of the cars or equipment we purchase increases, our financial condition, results of operations, liquidity and cash flows may be materially adversely affected.

We do not expect to be a party to any long-term car supply arrangements with manufacturers. The price and other terms at which we can acquire cars thus varies based on market and other conditions. For example, certain car manufacturers have in the past, and may in the future, utilize strategies to de-emphasize sales to the car rental industry, which can negatively impact our ability to obtain cars on competitive terms and conditions. Consequently, there is no guarantee that we can purchase a sufficient number of vehicles at competitive prices and on competitive terms and conditions. Reduced or limited supplies of equipment together with increased prices are risks that we also face in our equipment rental business. If we are unable to obtain an adequate supply of cars or equipment, or if we obtain less favorable pricing and other terms when we acquire cars or equipment and are unable to pass on any increased costs to our customers, then our financial condition, results of operations, liquidity and cash flows may be materially adversely affected.

Significant increases in fuel prices or reduced supplies of fuel could harm our business.

Although fuel prices are currently at low prices, significant increases in fuel prices, reduced fuel supplies or the imposition of mandatory allocations or rationing of fuel could negatively impact our car rental business by discouraging consumers from renting cars, changing the types of cars our customers rent from us or the other services they purchase from us or disrupting air travel, any of which could have a material adverse effect on our financial condition and results of operations.

Manufacturer safety recalls could create risks to our business.

Our cars may be subject to safety recalls by their manufacturers. A recall may cause us to retrieve cars from renters and decline to rent recalled cars until we can arrange for the steps described in the recall to be taken. We could also face liability claims if a recall affects cars that we have sold. If a large number of cars are the subject of a recall or if needed replacement parts are not in adequate supply, we may not be able to rent recalled cars for a significant period of time. Those types of disruptions could jeopardize our ability to fulfill existing contractual commitments or satisfy demand for our vehicles and could also result in the loss of business to our competitors. Depending on the severity of any recall, it could materially adversely affect our revenues, create customer service problems, reduce the residual value of the recalled cars and harm our general reputation.

We face risks related to liabilities and insurance.

Our proposed business will expose us to claims for personal injury, death and property damage resulting from the use of the cars rented or sold by us, and for employment-related claims by our employees. We cannot assure you that we will not be exposed to uninsured liability at levels in excess of historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of our insurance, that we will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to us on economically reasonable terms or at all.

Environmental laws and regulations and the costs of complying with them, or any liability or obligation imposed under them, could materially adversely affect our financial position, results of operations or cash flows.

We will be subject to federal, state, local and foreign environmental laws and regulations in connection with our car rental operations, including with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. We cannot assure you that our tanks will at all times remain free from leaks or that the use of these tanks will not result in significant spills or leakage. If leakage or a spill occurs, it is possible that the resulting costs of cleanup, investigation and remediation, as well as any resulting fines, could be significant. We cannot assure you that compliance with existing or future environmental laws and regulations will not require material expenditures by us or otherwise have a material adverse effect on our consolidated financial position, results of operations or cash flows

The U.S. Congress and other legislative and regulatory authorities in the United States have considered, and will likely continue to consider, numerous measures related to climate change and greenhouse gas emissions. Should rules establishing limitations on greenhouse gas emissions or rules imposing fees on entities deemed to be responsible for greenhouse gas emissions become effective, demand for our services could be affected, our fleet and/or other costs could increase, and our business could be adversely affected.

Changes in the U.S. legal and regulatory environment that affect our proposed operations, including laws and regulations relating to taxes, automobile-related liability, insurance rates, insurance products, consumer privacy, data security, employment matters, cost and fee recovery and the banking and financing industry could disrupt our proposed business, increase our expenses or otherwise have a material adverse effect on our results of operations.

We expect to be subject to a wide variety of U.S. laws and regulations and changes in the level of government regulation of our business have the potential to materially alter our business practices and materially adversely affect our financial position and results of operations, including our profitability. Those changes may come about through new laws and regulations or changes in the interpretation of existing laws and regulations.

Risks Involving Intellectual Property

Bitcoin and bitcoin mining are software related

We actively use specific hardware and software for our bitcoin mining operation. In certain cases, source code and other software assets may be subject to an open source license, as much technology development underway in this sector is open source. For these works, the Company intends to adhere to the terms of any license agreements that may be in place.

We do not currently own, and do not have any current plans to seek, any patents in connection with our existing and planned blockchain and cryptocurrency related operations. We do expect to rely upon trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights and expect to license the use of intellectual property rights owned and controlled by others. In addition, we have developed and may further develop certain proprietary software applications for purposes of our cryptocurrency mining operation.

Our internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our internal systems rely on software that is highly technical and complex. In addition, our internal systems depend on the ability of such software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, or liability for damages, any of which could adversely affect our business, results of operations and financial conditions.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. See “Business-Intellectual Property” and “Regulation—Regulation on Intellectual Property Rights.” Thus, we cannot assure you that any of our intellectual property rights would not be challenged, invalidated, circumvented or misappropriated, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

Risks Related to Doing Business in China

Pursuant to laws and regulations of PRC, there are two ways for foreign legal persons/entities to engaging in operation activities within the territory of China: the first, to establish a foreign-invested enterprise, which is incorporated according to Foreign Investment Law of PRC, within the territory of China and is wholly or partly invested by a foreign investor. The organization form, institutional framework and standard of conduct of a foreign-invested enterprise shall be subject to the provisions of the Company Law of the PRC and the Partnership Enterprise Law of the PRC and other law related regulations; or the second, to complete the approval and registration procedures with the relevant regulatory authorities in accordance with the provisions of Administrative Measures for the Registration of Enterprises of Foreign Countries (Regions) Engaging in Production and Operation Activities within the Territory of China (Revised in 2020), or Order No.31.

Policy risk of foreign investment in China.

The Chinese government shall implement the management systems of pre-establishment national treatment and negative list for foreign investment. Pre-establishment national treatment refers to the treatment given to foreign investors and their investments during the investment access stage, which is not lower than that given to their domestic counterparts; negative list refers to special administrative measures for the access of foreign investment in specific fields as stipulated by the State. The Chinese government shall give national treatment to foreign investment beyond the negative list.

Pursuant to the Special Administrative Measures for Access of Foreign Investment (2020 Edition), or the 2020 Edition Negative list, issued by The Ministry of Commerce of the PRC (the “MOFCOM”) and the NDRC on June 23, 2020 which came into effect on July 23, 2020, our business does not fall into the negative list and is permitted for foreign investment as of the date hereof. The Negative list will be revised from time to time.

Foreign company engaged in profit-making activities in China.

According to Order No.31,foreign enterprises engaged in profit-making activities in China shall apply to the provincial market regulatory administration, or the registration authorities, for registration upon the approval of the State Council and the competent agencies authorized by the State Council, or the approving authorities; without the approval of the approving authorities and the registration approval of the registration authorities, the foreign enterprises may not conduct any production and operation activities within the territory of China. Without the approval of the approving authorities and the registration of registration authorities, foreign enterprise engaging in profit-making activities authority may be imposed penalties such as warning, fine, confiscation of illegal income, suspension of business for rectification on a case-by-case basis.

Our business in China was not carried out through any Chinese subsidiaries. In China, we made profits from mining equipment stored in facilities directly leased by Bit Digital Hong Kong. Bit Digital Hong Kong does not provide cloud mining services or similar services to any third parties.

The PRC government department does have the authority to issue licenses or approval in some industries directly to foreign companies, including Hong Kong companies, which has been provided in Administrative Measures for the Registration of Enterprises of Foreign Countries (Regions) Engaging in Production and Operation Activities within the Territory of China or the Order No.31. It has been clarified in the Company’s Form F-1 Registration Statement that a foreign company, including a Hong Kong company, is permitted to be engaged in production and operation within the territory of China in two ways, one is to obtain the license or approval, the other is to establish a subsidiary in the territory of China, otherwise it may lead to a punishment of a warning, fine, confiscation of income and/or suspension of business for rectification. Furthermore, although Hong Kong is one of the special administrative districts of the PRC, generally, from the perspective of foreign investment supervision, Hong Kong companies are treated as foreign companies and most of the laws and regulations related to the foreign investment also apply to Hong Kong. Considering that Bit Digital Hong Kong has already been engaged in Bitcoin mining activities in the territory of China, and that Bit Digital Hong Kong has not obtained business licenses in relevant provinces yet, it will be much more difficult for Bit Digital Hong Kong to obtain license directly than to establish a subsidiary in PRC. From the perspective of compliance, the Company decided to initiate the process of forming a subsidiary to undertake the operation activities in P.R.C.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

Part our current operations are still located in PRC, although we are under the process of shipping miners to the United States and/or Canada our bitcoin mining business is worldwide. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole. In March 2021, the government of China’s Inner Mongolia, where the Company used to deploy miners, has banned cryptocurrency mining in order to constrain growth in energy consumption. On May 21, 2021, the Financial Stability and Development Commission of the State Council of China proposed to “crack down on bitcoin mining and trading.” On June 9, 2021, Xinjiang Changji Hui Autonomous Prefecture Development and Reform Commission issued a notice on the immediate shutdown of enterprises engaged in virtual currency mining. Other provinces in China where the Company has deployed miners may do the same. The Company expects to migrate all computer miners out of China by July 1, 2021.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, and in particular in 2020 as a result of COVID-19, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

China is one of the jurisdictions to implement strict foreign exchange control. As a matter of fact, the free flow of bitcoin blurs the boundary of foreign exchange control. in some public speeches, officials of the Chinese State Administration of Foreign Exchange, or SAFE have expressed concerns about the challenges of cryptocurrency to foreign exchange control. In the event regulators believe that the circulation of bitcoin has a significant adverse impact on financial security, they may restrict the trading of bitcoin and the mining business in its jurisdiction.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

In addition to the unified policies at the national level, the attitudes of the Chinese local or provincial governments towards mining enterprises have also changed from time to time. In recent years, local governments in Inner Mongolia, Sichuan and Xinjiang have taken action to inspect and clean up mining enterprises in their jurisdictions. The sharp rise in bitcoin prices this year results in increase of mining activity and electricity consumption, which may draw further attention and trigger new regulatory measures by local governments.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed under “Business- Regulation” and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Some of our shareholders, who directly or indirectly hold shares in our Company and who were known to us as being PRC residents, have completed the foreign exchange registrations required in connection with our recent corporate restructuring. The remaining shareholders who directly or indirectly hold shares in our Company and who are known to us as being PRC residents are currently processing such registrations.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted options or other awards are subject to these regulations because our company is an overseas listed company. Failure to complete the SAFE registrations may subject them to fines and legal sanctions. See “Regulation — Regulations on Stock Incentive Plans.”

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, (partly amended) which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Taxation — People’s Republic of China Taxation.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then we or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our ordinary shares.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, the Company may receive requests from certain U.S. agencies to investigate or inspect the Company’s operations, or to otherwise provide information. While the Company will be compliant with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to us or with whom we associate, especially as those entities are located in China. Furthermore, an on-site inspection of our facilities by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by the Company and its affiliates, are subject to the unpredictability of the Chinese enforcers, and may therefore be impossible to facilitate.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on the indirect transfer of equity in the past and potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Nonresident Enterprise Income Tax at Source, or SAT Circular 37, which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. SAT Circular 698 was repealed from the date SAT Circular 37 was enacted.

Where a non-resident enterprise transfers taxable assets in China indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity whose equity is transferred, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our Company may be subject to filing obligations or taxed if our company is transferor in such transactions and may be subject to withholding obligations if our company is transferee in such transactions, under Circular 7 and/or SAT Circular 37. For transfer of shares in our Company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Circular 7 and/or Circular 37. As a result, we may be required to expend valuable resources to comply with SAT Circular 7 and/or Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our Company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

To date, substantially all of our revenues and expenditures have been denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets. Our reporting currency is the U.S. dollar while the functional currency for our future PRC subsidiary and consolidated variable interest entity is RMB. Gains and losses from the remeasurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The remeasurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the market price of our ordinary shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We have received substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands may rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our future PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our Company who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Therefore, the Company’s ability to support its operating and capital expenditure commitments will depend upon its obtaining approval from or registration with appropriate governmental authorities. The PRC government may also at its discretion restrict access in the future to foreign currencies or current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Risks Related to Our Ordinary Shares

The trading price of our ordinary shares is subject to arbitrary pricing factors that are not necessarily associated with traditional factors that influence stock prices or the value of non-bitcoin assets such as revenue, cash flows, profitability, growth prospects or business activity levels since the value and price, as determined by the investing public, may be influenced by future anticipated adoption or appreciation in value of cryptocurrencies or blockchains generally, factors over which we have little or no influence or control.

Other factors which could cause volatility in the market price of our ordinary shares include, but are not limited to:

●	actual or anticipated fluctuations in our financial condition and operating results or those of companies perceived to be similar to us;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	commercial success and market acceptance of blockchain and bitcoin and other cryptocurrencies;

●	actions by our competitors, such as new business initiatives, acquisitions and divestitures;

●	strategic transactions undertaken by us;

●	additions or departures of key personnel;

●	prevailing economic conditions;

●	disputes concerning our intellectual property or other proprietary rights;

●	sales of our common stock by our officers, directors or significant stockholders;

●	other actions taken by our stockholders;

●	future sales or issuances of equity or debt securities by us;

●	business disruptions caused by earthquakes, tornadoes or other natural disasters;

●	issuance of new or changed securities analysts’ reports or recommendations regarding us;

●	legal proceedings involving our company, our industry or both;

●	changes in market valuations of companies similar to ours;

●	the prospects of the industry in which we operate;

●	speculation or reports by the press or investment community with respect to us or our industry in general;

●	the level of short interest in our stock; and

●	other risks, uncertainties and factors described in this annual report.

In addition, the stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of the issuer. These broad market fluctuations may negatively impact the price or liquidity of our common stock. When the price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer, and we have been impacted in that way. See “Business- Legal Proceedings, “We, and some of our current and former officers and directors, have been named as parties to various lawsuits arising out of, or related to, allegedly false and misleading statements made in prior securities filings, and those lawsuits could adversely affect us, require significant management time and attention, result in significant legal expenses or damages, and cause our business, financial condition, results of operations and cash flows to suffer.”

We may be unable to comply with the applicable continued listing requirements of the Nasdaq Capital Market, which may adversely impact our access to capital markets and may cause us to default certain of our agreements.

Our ordinary shares are currently traded on the Nasdaq Capital Market. Nasdaq rules require us to maintain a minimum closing bid price of $1.00 per ordinary share. The closing bid price of our ordinary shares fell below $1.00 per share for 30 consecutive trading days, so we were not in compliance with Nasdaq’s rules for listing standards. Although we regained compliance, there can be no assurance we will continue to meet the minimum bid price requirements or any other requirements in the future, in which case our ordinary shares could be delisted.

In the event that our ordinary shares are delisted from Nasdaq and is not eligible for quotation or listing on another market or exchange, trading of our ordinary shares could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the OTC. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for our ordinary shares and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our ordinary shares to decline further. In addition, our ability to raise additional capital may be severely impacted, which may negatively affect our plans and the results of our operations.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our ordinary shares will be influenced by whether industry or securities analysts publish research and reports about us, our business, our market or our competitors and, if any analysts do publish such reports, what they publish in those reports. We may not obtain or maintain analyst coverage in the future. Any analysts that do cover us may make adverse recommendations regarding our stock, adversely change their recommendations from time to time and/or provide more favorable relative recommendations about our competitors. If analysts who may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, or if analysts fail to cover us or publish reports about us at all, we could lose (or never gain) visibility in the financial markets, which in turn could cause the stock price of our common stock or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our Company may change their recommendations regarding our Company and our stock price could decline.

Our Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our ordinary shares may become “thinly-traded”, meaning that the number of persons interested in purchasing our ordinary shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our ordinary shares may not develop or be sustained.

We are defendants in securities class actions litigation which could result in substantial costs and liabilities.

The market for our ordinary shares may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.

On January 20, 2021, a securities class action lawsuit was filed against the Company and its Chief Executive Officer and Chief Financial Officer titled Anthony Pauwels v. Bit Digital, Inc., Min Hu and Erke Huang (Case No. 1:21-cv-00515) (U.S.D.C. S.D.N.Y.). The class action is on behalf of persons that purchased or acquired our ordinary shares between December 21, 2020 and January 8, 2021, a period of volatility in our stock, as well as volatility in the price of bitcoin. We believe the complaints are based solely upon a research article issued on January 11, 2021, which included false claims and to which the Company responded in a press release filed on Form 6-K on January 19, 2021. On April 29, 2021, the Court consolidated several related cases under the caption In re Bit Digital, Inc. Securities Litigation. Joseph Franklin Monkam Nitcheu was appointed as legal plaintiff. We intend to seek dismissal of the lawsuits and will vigorously defend the action.

Two former members of our management team have substantial shareholdings in our Company and their interests may not be aligned with the interests of our other shareholders

Mr. Zeng, our former chief executive officer and chairman and Mr. Liu, a former member of our Board of Director, beneficially own approximately 5.1% and 13.0%, respectively, of our ordinary shares. Neither shareholder has any involvement in the management of the Company or the decisions of the Board of Directors, However, as a result of their significant shareholdings, Mr. Zeng and Mr. Liu may have influence over decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. They may take action that is not in the best interests of us or our other shareholders This concentration of ownership may discourage, delay our Company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of the sale of our Company and might reduce the market price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders. For more information regarding our principal shareholders and their affiliated entities see “Principal Shareholders.”

There is uncertainty to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from our subsidiaries.

You may face difficulties in protecting your interests as a shareholder, as Cayman Islands law provides substantially less protection when compared to the laws of the United States and it may be difficult for a shareholder of ours to effect service of process or to enforce judgements obtained in the United States courts.

Our corporate affairs are governed by our amended and restated memorandum and articles of association and by the Companies Act (Revised) of the Cayman Islands and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final court of appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court of the United Kingdom and the Court of Appeal are generally of persuasive authority but are not binding on the courts of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the United States federal courts. The Cayman Islands courts are also unlikely to impose liabilities against us in original actions brought in the Cayman Islands, based on certain civil liability provisions of United States securities laws. It may be difficult for a shareholder to enforce against us judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

●	We file annual reports on Form 20-F and reports on Form 6-K as a foreign private issuer. Accordingly, our shareholders may not have access to certain information they may deem important.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Ordinary Shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

If we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	at least 75% of our gross income for the year is passive income; or

●	the average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of any assets held for the production of passive income, it is possible that, for any taxable year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — United States Federal Income Taxation — Passive Foreign Investment Company.”

We incur significant costs as a result of being a public company and will, particularly after we cease to qualify as an “emerging growth company”

We incur significant legal, account and other expenses as a public company. The Sarbanes-Oxley Ac of 2002, as well as rules subsequently implemented by the SEC and the NASDAQ Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) ending December 31, 2023, or (b) in which we have a total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revising accounting standards until such time as those standards apply to private companies.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the Selling Securityholders. All such proceeds will be received by the Selling Securityholders. However, we expect to use the proceeds from the exercise of the options for working capital and other general corporate purposes.

SELLING SECURITYHOLDERS

The shares offered by this prospectus are being registered for reoffers and resales by the Selling Securityholders, who may acquire such shares pursuant to the exercise of options and Awards granted under the Plan. All of the ordinary shares registered for sale under this reoffer prospectus will be owned, prior to the offer and sale of such shares, by certain of our employees, non-employee directors, executive officers and consultants listed below (the “Selling Securityholders”). We are registering the ordinary shares covered by this reoffer prospectus for the Selling Securityholders. As used in this reoffer prospectus, “Selling Securityholders” includes the pledges, donees, transferees or others who may later hold the Selling Securityholders’ interests. The Selling Securityholders named below may resell all, a portion or none of such shares from time to time. In addition, certain non-affiliates of the Company, not named in the following table, who hold less than the lesser of 1,000 shares or 1% of the shares issuable under a plan may also use this prospectus to sell up to that amount of shares acquired by them pursuant to the exercise of options or other Awards granted to them under the Plan.

The following table sets forth, with respect to each Selling Securityholder, based upon information available to us as of June 4, 2021, the number of ordinary shares beneficially owned before and after the sale of the ordinary shares offered by this prospectus; the maximum number of shares to be sold; and the percent of the outstanding ordinary shares owned before and after the sale of the ordinary shares offered by this prospectus.

Selling Securityholder	Shares Owned Prior to the Sale (1)	Percentage of Shares Owned Prior to the Sale	Shares Registered
Bryan Bullett	135,765	*	135,765
Sam Tabar	135,765	*	135,765

*	Less than one (1%) percent of the issued and outstanding ordinary shares.

(1)	Based on 51,097,206 ordinary shares issued and outstanding as of June 4, 2021 together with securities exercisable or convertible with ordinary shares within sixty (60) days as of such date for each shareholder. Except to the extent otherwise indicated, to the best of the Company’s knowledge, each of the indicated persons exercises sole voting and investment power with respect to all shares beneficially owned by him.

(2)	Represents 15,000 ordinary shares issuable under Restricted Award Agreements issued for consulting services and 120,765 ordinary shares under Restricted Stock Units (“RSUs”), pursuant to Employment Agreements entered into on March 31, 2021 by Messrs. Bullett and Tabar.

PLAN OF DISTRIBUTION

The ordinary shares listed in the table appearing under “Selling Securityholders” are being registered to permit the resale of ordinary shares by the Selling Securityholders from time to time after the date of this prospectus. There can be no assurance that the Selling Securityholders will sell any or all of the ordinary shares offered hereby. We will not receive any of the proceeds from the sale of the ordinary shares by the Selling Securityholders.

The Selling Securityholder may sell all or a portion of the ordinary shares offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

●	on any national securities exchange or over-the-counter market on which the ordinary shares may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

●	in “at the market” offerings to or through market makers into an existing market for ordinary shares;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions otherwise than on such exchanges or in the over-the-counter market;

●	through a combination of any such methods; or

●	through any other method permitted under applicable law.

We will pay the expenses incident to the registration and offering of the ordinary shares offered hereby. We have agreed to indemnify the Selling Securityholders and certain other persons against certain liabilities in connection with the offering by the Selling Securityholders offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Securityholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus.

Upon our being notified by a Selling Securityholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, we will file a prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each of such Selling Securityholder and the participating broker-dealers, (b) the number of shares involved, (c) the price at which such shares are being sold, (d) the commissions paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and (f) other facts material to the transaction.

In addition to any such number of shares sold hereunder, a Selling Securityholder may, at the same time, sell any share of common stock, including the shares offered by this prospectus, owned by such person in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this prospectus.

In addition, upon us being notified in writing by a Selling Securityholders that a donee or pledgee intends to sell more than 500 ordinary shares, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Securityholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. The ordinary shares are listed on the Nasdaq Capital Market under the symbol “BTBT.”

Each Selling Securityholder may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any Selling Securityholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

In order to comply with the securities laws of some states, ordinary shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, ordinary shares may not be sold unless the ordinary shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Ionic can presently estimate the amount of compensation that any agent will receive. Each Selling Securityholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such Selling Securityholder’s business and, at the time of its purchase of such securities such Selling Securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Securityholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a Selling Securityholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Securityholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Securityholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, other than commissions and discounts of underwriters, dealers or agents, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

There is no assurance that any of the Selling Securityholders will sell any or all of the shares offered by this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary of the terms of our share capital does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Cayman Islands law and our Amended and Restated Memorandum and Articles of Association.

We amended our memorandum and articles of association on April 30, 2021, following our Annual General Meeting held on April 20, 2021, to create a new class of 10,000,000 authorized Preference Shares and for changes to the description of Cayman Island laws and certain other updates.

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association (referred to herein as the “Amended and Restated Memorandum and Articles of Association”) and the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act below.

Our authorized share capital is 150,000,000 shares consisting of 140,000,000 ordinary shares, par value $0.01 per share and 10,000,000 Preference Shares, par value $0.01 per share. As of June 4, 2021, there were 51,097,206 ordinary shares and 1,000,000 Preference Shares issued and outstanding.

The holders of our ordinary shares are entitled to one vote for each share held of record on all matters submitted to a vote of members. The holders of our ordinary shares are entitled to receive ratably such dividends as are declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our ordinary shares have the right to a ratable portion of assets remaining after payment of liabilities. The holders of our ordinary shares have no preemptive rights or rights to convert their ordinary shares into any other securities and are not subject to future calls or assessments by the Company. All issued and outstanding ordinary shares are fully paid and non-assessable.

INTEREST OF NAMED EXPERTS AND COUNSEL.

There are no interests of named experts and counsel.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the SEC has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

EXEMPTION FROM REGISTRATION CLAIMED

Exemption from registration pursuant to Section 4(a)(2) of the Securities Act is claimed for the issuance of Restricted Stock Units awarded to officers of the Company under the Plan. See “Selling Securityholders.”

Material changes

There have been no material changes in the Company’s affairs since the end of the latest fiscal year that have not been disclosed in a previously filed report.

LEGAL MATTERS

The validity of the ordinary shares offered in this Prospectus and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law.

EXPERTS

Our consolidated financial statements for the fiscal year ended December 31, 2020 have been incorporated by reference in this Prospectus and in this Registration Statement in reliance upon the report of Audit Alliance LLP and for the fiscal year ended December 31, 2019, upon the report of JLKZ CPA LLP, independent registered public accounting firm, on their audit of our financial statements given on authority of this firm as experts in accounting and auditing.

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Bit Digital, Inc., a Cayman Islands corporation (the “Registrant”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(1)	Bit Digital’s Proxy Statement on Form 6-K filed with the SEC on April 7, 2021.

(2)	Bit Digital’s Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on March 30, 2021.

(3)	Bit Digital’s Quarterly Report on Form 6-K for the quarter ended March 31, 2021 filed with the SEC on May 6, 2021.

(4)	Bit Digital’s Report on Form 6-K for January 2021 filed with the SEC on January 12, 2021.

(5)	Bit Digital’s Report on Form 6-K for January 2021 filed with the SEC on January 19, 2021.

(6)	Bit Digital’s Report on Form 6-K for February 2021 filed with the SEC on February 3, 2021.

(7)	Bit Digital’s Report on Form 6-K for April 2021 filed with the SEC on April 1, 2021.

(8)	Bit Digital’s Report on Form 6-K for April 2021 filed with the SEC on April 2, 2021.

(9)	Bit Digital’s Report on Form 6-K for April 2021 filed with the SEC on April 26, 2021.

(10)	Bit Digital’s Report on Form 6-K for May 2021 filed with the SEC on May 18, 2021.

(11)	Bit Digital’s Report on Form 6-K for May 2021 filed with the SEC on May 27, 2021.

(12)	Bit Digital’s Report on Form 6-K for June 2021 filed with the SEC on June 8, 2021.

(13)	The description of our ordinary shares contained in Bit Digital’s Registration Statement on Form F-1 (No. 333-254060).

All documents subsequently filed by the Registrant after the date of this prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may read and copy any reports, statements or other information we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC’s website at http:\\www.sec.gov.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

(A) The registrant’s authority to indemnify its officers and directors is governed by the provisions of the registrant’s Amended and Restated Memorandum and Articles of Association.

(B) The Amended and Restated Memorandum and Articles of Association of the registrant provides as follows:

Every Director and officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of wilful neglect or default, be indemnified by the Company against, and it shall be the duty of the Directors out of the funds and other assets of the Company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such Director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such Director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the Members over all other claims. No such Director, officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of any security in or upon which any of the monies of the Company which shall be invested or for any loss of the monies of the Company which shall be invested on for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of his respective office or trust or in relation thereto unless the same happens through his own wilful neglect or default.

(C) The Board of Directors of the registrant authorized the registrant to enter into indemnity agreements with officers and directors of the registrant when and as determined by the Board of Directors. Pursuant to the foregoing authority, the registrant has entered into indemnity agreements with each of its directors and certain of its officers.

The indemnity agreements obligate the registrant to provide the maximum protection allowed under the BCL. The indemnity agreements supplement and increase the protection afforded to officers and directors under the Certificate of Incorporation in the following respects:

1. (a) The Indemnification Agreements entered into with Bryan Bullett and Sam Tabar (the “Indemnitees”) dated as of March 31, 2021 in connection with their Employment Agreements provide for a supplement to and in furtherance of the Amended and Restated Memorandum and Articles of Association. The Indemnitees did not regard the protection available under the organizational documents of the Company and any insurance policies maintained by the Company to be adequate.

(b) The Indemnitees shall be entitled to indemnification if the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as defined) other than a Proceeding by or in the right of the Company. The Indemnitees shall be indemnified against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitees reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(c) The Indemnitees shall be entitled to indemnification if the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company, provided the Indemnitees acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitees shall have been adjudged to be liable to the Company unless and to the extent that a court of competent jurisdiction shall determine that such indemnification may be made.

(d) To the extent that an Indemnitee is a party to and is successful, on the merits or otherwise, in any proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him, or on his behalf, in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him, or on his behalf, in connection with each successfully resolved claim, issue or matter.

(e) Whether or not indemnification is available, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring Indemnitee to contribute to such payment and the Company waived and relinquished any right of contribution it may have against Indemnitee.

(f) All agreements and obligations of the Company contained in the Agreement shall continue until the date that is ten (10) years after the date upon which Indemnitee’s corporate status terminates and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding.

(g) The Indemnitee provided certain consulting services to the Company prior to his employment by the Company pursuant to an agreement dated February 1, 2021 between the Company and Wellington Park Inc. (“Wellington”), a company owned by Indemnitee. To further induce Indemnitee to accept employment with the Company, the Company agrees that the terms of the Indemnification Agreement shall apply to Wellington as if Wellington were also the “Indemnitee” under such Agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the provisions described above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description
4.1	2021 Omnibus Equity Incentive Plan with Form of Restricted Stock Award (1)

4.2	Form of Incentive Stock Option Agreement

4.3	Form of Non-Statutory Stock Option Agreement

5.1	Opinion of Ogier

23.1	Consent of Ogier (contained in the opinion at Exhibit 5.1)

23.2	Consent of Audit Alliance LLP

23.3	Consent of JLKZ CPA LLC

24.1	Power of attorney of officers and directors of the Registrant (included in page II-6)

(1)	Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on May 18, 2021.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be file( pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on June 10, 2021.

BIT DIGITAL, INC.

By:	/s/ Bryan Bullett
	By:	Bryan Bullett
	Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bryan Bullett and Erke Huang, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power-of-attorney does not revoke any earlier powers-of-attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Bryan Bullett	Chief Executive Officer	June 10, 2021
Bryan Bullett

/s/ Erke Huang	Chief Financial Officer	June 10, 2021
Erke Huang

/s/ Zhaohui Deng	Director	June 10, 2021
Zhaohui Deng

/s/ Erke Huang	Director	June 10, 2021
Erke Huang

/s/ Ichi Shih	Director	June 10, 2021
Ichi Shih

	Director	________, 2021
Min Hu

/s/ Yan Xiong	Director	June 10, 2021
Yan Xiong

BIT DIGITAL, INC.

REGISTRATION STATEMENT ON FORM S-8,

EXHIBIT INDEX

Exhibit Number	Description
4.2	Form of Incentive Stock Option Agreement

4.3	Form of Non-Statutory Stock Option Agreement

5.1	Opinion of Ogier

23.1	Consent of Ogier (contained in the opinion at Exhibit 5.1)

23.2	Consent of Audit Alliance LLP

23.3	Consent of JLKZ CPA LLC

24.1	Power of Attorney of officers and directors of the Registrant (included in signature page II-6)